Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIRGIN MOBILE USA, INC.

FIRST

Name

The name of the corporation is Virgin Mobile USA, Inc. (the “Corporation”).

SECOND

Registered Office

The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, New Castle County. The name of its resident agent at such address is Corporation Service Company.

THIRD

Nature of Business

The nature of the business or purposes to be conducted by the Corporation is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH

Stock

The total number of shares of stock which the Corporation shall have authority to issue is one hundred (100) shares of common stock, each of such shares of common stock to have a par value of $1.00 per share, and may be issued by the Corporation from time to time for such consideration as fixed from time to time by the Board of Directors.

Each stockholder of the Corporation shall be entitled to one vote for each share of stock held of record on the books of the Corporation.

FIFTH

Existence

The Corporation shall have perpetual existence.

SIXTH

Bylaws

The Bylaws may be made, altered or repealed at any meeting of stockholders. Election of directors need not be by written ballot.

SEVENTH

Limitation of Liability

No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director; provided, however, that this ARTICLE SEVENTH shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware and amendments thereto or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this ARTICLE SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

EIGHTH

Insolvency

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them or between this Corporation and its stockholders or any class of them, any court of competent jurisdiction within the State of Delaware, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code and amendments thereto, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code and amendments thereto, may order a meeting of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the reorganization shall, if sanctioned by the court to which the application has been made, be binding on all the creditors or class of creditors, and on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH

Indemnification

The Corporation shall indemnify its officers, directors, employees and agents to the fullest extent permitted by the General Corporation Law of Delaware.

TENTH

Amendment

The Corporation reserves the right to amend, alter or repeal any provision contained in these Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights of stockholders herein are subject to this reservation.